EX-16.9.a.iii
AMENDMENT TO GLOBAL CUSTODY AGREEMENT

This Amendment, dated December 9, 2015 (the “Amendment”), between NATIONWIDE VARIABLE INSURANCE TRUST, successor in interest to GARTMORE VARIABLE INSURANCE TRUST (the “Customer”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (the “Bank”) amends the Global Custody Agreement dated April 4, 2003, as amended (the “Custody Agreement”), between the Customer and the Bank.  Capitalized terms in this Amendment that are not defined herein have the meaning set forth in the Custody Agreement.

RECITAL

The Customer and the Bank wish to amend the Custody Agreement as set forth herein.

AMENDMENT

1.	(a)	The following definitions are hereby added to Section 15 of the Custody Agreement in alphabetical order:

“AML/Sanctions Requirements” means (a) any Applicable Law (including but not limited to the rules and regulations of the United States Office of Foreign Assets Control) applicable to the Bank, or to any Affiliate of the Bank engaged in servicing any Account, which governs (i) money laundering, the financing of terrorist, insider or other unlawful activities, or the use of financial institutions to facilitate such activities or (ii) transactions involving individuals or institutions which have been prohibited by, or subject to, sanctions of any governmental authority; and (b) any Bank policies and procedures reasonably designed to assure compliance with any such Applicable Law.

“Applicable Law” means any applicable statute, treaty, rule, regulation or law (including common law) and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Confidential Information” means information that is not generally known to the public and at the time of disclosure is identified as, or would reasonably be understood by the receiving party to be, proprietary or confidential. Confidential Information may be disclosed in oral, written, visual, electronic or other form.  The Bank’s Confidential Information includes the Bank’s:  (a) business plans, strategies, forecasts, projects and analyses; (b) financial information and fee structures; (c) business processes, methods and models; (d) employee, customer and supplier information; (e) hardware and system designs, architectures, structure and protocols; (f) product and service specifications; and (g) manufacturing, purchasing, logistics, sales and marketing information, as well as the terms of this Agreement.  “Confidential Information” of Customer includes, without limitation, all data and other information relative to the Customer (i) provided to the Bank by or on behalf of Customer, (ii) obtained, developed or produced by the Bank in connection with this Agreement, or (iii) to which Bank has access in connection with its provision of services under this Agreement.  Confidential Information of Customer also includes, without limitation, Personal Information. Except for nonpublic customer or employee information, Confidential Information shall not include information which (i) is or becomes available to the general public by means other than a party’s breach of the terms of this Agreement; (ii) the receiving party possessed prior to disclosure by the disclosing party, without an obligation of confidentiality;  (iii) is or was independently developed by the receiving party without the use of any Confidential Information of the disclosing party; or (iv) is or was received by the receiving party from a third party that does not have an obligation of confidentiality to the disclosing party or its Affiliates.

“Personal Information” means personal information protected by the Privacy Regulations that is subject to Applicable Laws restricting collection, use, disclosure, processing and free movement of personal data (collectively, the “Privacy Regulations”).  The Privacy Regulations include, but are not limited to, the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30) and Regulation S-P of the U.S. Securities and Exchange Commission (17 CFR Part 248) (to the extent such Regulation S-P may apply to either party hereto), each as amended from time to time, and issued pursuant to Section 504 of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. §6801, et seq.), the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d), The Data Protection Act of 1998 and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to processing of personal data and the free movement of such data.

(b)           Section 14(m) of the Custody Agreement shall be deleted in its entirety and replaced with the following:

(m) Information Concerning Deposits at Bank’s Non-U.S. Branch.  Under U.S. federal law, deposit accounts that the Customer maintains in Bank’s foreign branches (outside of the U.S.) are not insured by the Federal Deposit Insurance Corporation.  In the event of Bank’s liquidation, foreign branch deposits have a lesser preference than U.S. deposits, and such foreign deposits are subject to cross-border risks.

To the extent any amount standing to the credit of the Deposit Account is deposited in one or more deposit accounts at London Branch, please note that London Branch is a participant in the UK Financial Services Compensation Scheme (the "FSCS").  The terms of the FSCS offer protection in connection with deposits to certain types of claimants to whom London Branch provides services in the event that they suffer a financial loss as a direct consequence of London Branch being unable to meet any of its obligations and, subject to the FSCS rules regarding eligible deposits, the Customer may have a right to claim compensation from the FSCS.  Subject to the FSCS rules, the maximum compensation payable by the FSCS, as at the date of this Agreement, in relation to eligible deposits is £75,000 (or £85,000, until December 31, 2015, for depositors whose deposits were already eligible for protection under the FSCS rules before July 3, 2015). For the purposes of establishing such maximum compensation, all the Customer’s eligible deposits at London Branch are aggregated and the total is subject to such maximum compensation.

For further information about the compensation provided by the FSCS, refer to the FSCS website at www.FSCS.org.uk.
Further information is also available online at www.jpmorgan.com/pages/deposit-guarantee-scheme-directive.

(c)           The following is hereby added as a new Section 14(p) to the Custody Agreement:

(p)           U.S. Regulatory Disclosure.

(i)           Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Bank to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, the Customer acknowledges that Section 326 of the USA PATRIOT Act and the Bank’s identity verification procedures require Bank to obtain information which may be used to confirm the Customer’s identity, including, without limitation, the Customer’s name, address and organizational documents (“identifying information”).  The Customer agrees to provide Bank with and consents to Bank obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Bank.

(ii)           The Customer hereby acknowledges that Bank is obliged to comply with AML/Sanctions Requirements and that Bank shall not be liable for any action it or any Affiliate of Bank reasonably takes to comply with any AML/Sanctions Requirement, including identifying and reporting suspicious transactions, rejecting transactions, and blocking or freezing funds, Financial Assets, or other assets. The Customer shall cooperate with Bank’s performance of its due diligence and other obligations concerning AML/Sanctions Requirements, including with regard to any Beneficial Owners (as defined below).  In addition, the Customer agrees that (i) Bank may defer acting upon an Instruction pending completion of any review under its policies and procedures for compliance with AML/Sanctions Requirements and (ii) Customer’s utilization of Accounts as omnibus accounts to hold assets of Beneficial Owners is subject to Bank’s discretion.   Furthermore, Bank shall not be obliged to hold any “penny stock” (or other Financial Asset raising special anti-money laundering concerns) in any Account in which a Beneficial Owner has an interest, or to settle any transaction in which a Beneficial Owner has an interest, that relates to any “penny stock” or any such other Financial Asset.  For the purposes of this section, “Beneficial Owner” means any person, other than the Customer, who has a direct or indirect beneficial ownership interest in any assets held in any of the Account.

(d)           The following is hereby added as a new Section 16 to the Custody Agreement:

16.           Confidentiality and Information Security

(a)
Subject to Section 16(b), the Bank will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over the Bank’s business, or with the consent of the Customer.

(b)	The Customer authorizes the Bank to disclose Confidential Information to:

(i)	any Subcustodian, subcontractor, agent, Securities Intermediary, securities exchange, broker, third party agent, proxy solicitor,

issuer, or any other person that the Bank believes is reasonably required in connection with the Bank’s provision of relevant services under this Agreement;

(ii)	its professional advisors, auditors or public accountants;

(iii)	its branches and Affiliates; and

(iv)	any revenue authority or any governmental entity in relation to the processing of any tax claim.

(c)
Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions, including, without limitation, any commercial terms, of this Agreement in confidence.

(d)
The Bank shall maintain an information technology risk and data security management program (the “Information Security Program”) which meets or exceeds industry standards and Applicable Law.  The Information Security Program is designed to:

•	Provide security and protect the confidentiality of Personal Information;
•	Protect against anticipated threats or risks to the security or integrity of Personal Information;
•	Protect against unauthorized access to, or use of, such Personal Information that could result in harm or inconvenience to any customer or employee;
•	Provide direction for proper storage, transport and disposal of Personal Information;
•	Help employees understand their responsibilities with respect to the protection of Personal Information and security of the Bank’s systems;
•	Require that the Bank’s key third-party service providers adhere to specific security policies and standards, as well as regulatory obligations as applicable; and
•	Adhere to all applicable legal and regulatory requirements regarding the protection of Personal Information.

(e)
The Bank shall respond to Customer’s reasonable requests for information concerning the Information Security Program.  The Bank also agrees, when requested, to complete the security questionnaire provided by Customer.

(f)
The Bank has incident response policies and processes in place for responding to any suspected unauthorized access to or use of information.  Should the Bank determine that unauthorized access to information has occurred, to the extent permitted by Applicable Law, the Bank shall notify the Customer as soon as reasonably practicable and notify impacted individuals and regulatory agencies as required by Applicable Law.

(g)
The Bank will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global custody business that it determines from time to time meet reasonable commercial standards.

(e)	The Fund List to the Agreement is hereby deleted in its entirety and replaced with the Fund List attached hereto.

2.	This Amendment shall be effective as of the date first written above.

3.	Except as amended hereby, all other terms and conditions of the Custody Agreement remain unchanged and the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to Global Custody Agreement to be executed in its name and behalf on the day and year first above written.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:  /s/Anna Maria Calla Minniti

Name: Anna Maria Calla Minniti

Title: Vice President

NATIONWIDE VARIABLE INSURANCE TRUST

By: /s/ Lee T. Cummings

Name:  Lee T. Cummings

Title:  Senior Vice President

FUND LIST
to
GLOBAL CUSTODY AGREEMENT
DATED APRIL 4, 2003

BETWEEN
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
AND NATIONWIDE VARIABLE INSURANCE TRUST

Effective December 9, 2015

Fund Name
American Century NVIT Multi Cap Value Fund
American Funds NVIT Asset Allocation Fund
American Funds NVIT Bond Fund
American Funds NVIT Global Growth Fund
American Funds NVIT Growth Fund
American Funds NVIT Growth-Income Fund
BlackRock NVIT Managed Global Allocation Fund
Federated NVIT High Income Bond Fund
Invesco NVIT Comstock Value Fund
Lazard NVIT Flexible Opportunistic Strategies Fund
Loring Ward NVIT Capital Appreciation Fund
Loring Ward NVIT Moderate Fund
Neuberger Berman NVIT Multi Cap Opportunities Fund
Neuberger Berman NVIT Socially Responsible Fund
NVIT Bond Index Fund
NVIT Cardinal Aggressive Fund
NVIT Cardinal Balanced Fund
NVIT Cardinal Capital Appreciation Fund
NVIT Cardinal Conservative Fund
NVIT Cardinal Moderate Fund
NVIT Cardinal Moderately Aggressive Fund
NVIT Cardinal Moderately Conservative Fund
NVIT Cardinal Managed Growth Fund
NVIT Cardinal Managed Growth & Income Fund
NVIT Core Bond Fund
NVIT Core Plus Bond Fund
NVIT Developing Markets Fund
NVIT Emerging Markets Fund
NVIT Flexible Moderate Growth Fund
NVIT Flexible Fixed Income Fund
NVIT Government Bond Fund
NVIT Growth Fund NVIT International Equity Fund
NVIT International Index Fund
NVIT Investor Destinations Aggressive Fund
NVIT Investor Destinations Balanced Fund
NVIT Investor Destinations Capital Appreciation Fund
NVIT Investor Destinations Conservative Fund

Fund Name
NVIT Investor Destinations Moderate Fund
NVIT Investor Destinations Moderately Aggressive Fund
NVIT Investor Destinations Moderately Conservative Fund
NVIT Investor Destinations Managed Growth Fund
NVIT Investor Destinations Managed Growth & Income Fund
NVIT Large Cap Growth Fund
NVIT Managed American Funds Asset Allocation Fund
NVIT Managed American Funds Growth-Income Fund
NVIT Mid Cap Index Fund
NVIT Money Market Fund
NVIT Multi-Manager International Growth Fund
NVIT Multi-Manager International Value Fund
NVIT Multi-Manager Large Cap Growth Fund
NVIT Multi-Manager Large Cap Value Fund
NVIT Multi-Manager Mid Cap Growth Fund
NVIT Multi-Manager Mid Cap Value Fund
NVIT Multi-Manager Small Cap Growth Fund
NVIT Multi-Manager Small Cap Value Fund
NVIT Multi-Manager Small Company Fund
NVIT Multi Sector Bond Fund
NVIT Nationwide Fund
NVIT Real Estate Fund
NVIT S&P 500 Index Fund
NVIT Short Term Bond Fund
NVIT Small Cap Index Fund
Templeton NVIT International Value Fund